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                                                                   EXHIBIT 99.1

                     [INPUT/OUTPUT, INC. LOGO APPEARS HERE]


NEW RELEASE                              CONTACT:  Brad Eastman
                                                   Chief Administrative officer
                                                   INPUT/OUTPUT
                                                   (281) 879-3605

DRAFT V5                                           Jack Lascar, Partner
10/30/2003 9:30 AM                                 Karen Roan, Vice President
                                                   DRG&E / 713-529-6600


                   INPUT/OUTPUT REPORTS THIRD QUARTER RESULTS


HOUSTON - October 30, 2003 - Input/Output, Inc. (NYSE: IO) today announced a third quarter 2003 net loss applicable to common shares of $4.8 million, or $(0.09) per fully diluted share, on revenues of $30.3 million, compared to a net loss applicable to common shares of $29.4 million, or $(0.58) per share, on revenues of $28.5 million for the same period a year ago.

THIRD QUARTER 2003

         Third quarter revenues increased six percent over the third quarter a year ago primarily due to increased land seismic activity among non-Western contractors. However, revenues came in below the company's guidance range of $35 to $40 million because a large expected sale in the marine area did not materialize. Land revenues for the third quarter rose substantially to $22.7 million versus $16.4 million a year ago while marine revenues declined to $7.6 million this quarter compared to $12.1 million for the same period last year.

         Gross margin percentage for the third quarter improved to 18.1 percent from 13.2 percent for the same period a year ago.

         Adjusted EBITDA (adjusted earnings before net interest expense, taxes, depreciation and amortization) for the third quarter was a negative $3.8 million compared to a negative $29.4 million for the third quarter of last year. You can find a reconciliation of Adjusted EBITDA to reported earnings at the end of this press release.

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         Loss from operations in this quarter was $6.6 million compared to a loss from operations of $32.3 million in the third quarter of 2002. Included in this quarter's loss from operations are severance costs of $462,000. Included in the Company's net loss is $1.8 million of pre-tax income related to the required quarterly adjustment of the company's warrant obligation. Loss from operations in the third quarter of 2002 included charges of $21.0 million related to the write off of goodwill in I/O's land division and the closure of some of the Company's facilities. Included in net loss for the third quarter of 2002 is $2.3 million of pre-tax income related to the revaluation of the Company's warrant obligation.

         Bob Peebler, Input/Output's President and Chief Executive Officer, said, "Despite our lower than expected revenues, we are pleased with our continued improvement in year-over-year sales and gross margin and are beginning to see positive signs of increasing capital outlays by some of the E&P and seismic contracting companies. We are continuing to make progress in marketing directly to E&P companies. This strategy has been validated by our recently announced alliance with Apache. We believe I/O is well positioned with our advanced seismic technologies as more oil companies embrace seismic imaging across the reservoir life cycle."

YEAR-TO-DATE 2003

         Year-to-date revenues increased 30 percent to $106 million from $81.6 million during the same period last year. Land revenues through nine months were $78.9 million compared to $44.9 million in the same period a year ago. Marine revenues year-to-date were $27.1 million versus $36.7 last year.

         Gross margin through nine months was 16.5 percent compared to 16.2 percent in the same period last year.

         Net loss applicable to common shares through the first nine months of 2003 was $23.8 million, or $(0.46) per fully diluted share, compared to a net loss applicable to common shares of $114.3 million, or $(2.24) per share in the same period a year ago.

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RECENT DEVELOPMENTS

         During the third quarter, I/O announced the addition of two independent Board members, Dr. Bruce S. Appelbaum and Mr. John N. Seitz. Both have broad experience in the oil and gas industry and in-depth knowledge of E&P technology.

         Last week, I/O announced that it has signed a memorandum of understanding with the intention of forming a strategic technology alliance with Apache Corporation, a leading oil and gas producer. This multi-year alliance is designed to accelerate the adoption of advanced seismic imaging technologies that will be used by Apache to more efficiently explore for, develop, and produce hydrocarbons from its global portfolio. Although the alliance covers additional I/O technologies, Apache and I/O plan to focus their initial efforts on the System Four (TM) land acquisition platform utilizing digital, full wave VectorSeis(R) sensors and the AZIM(TM) processing technique for anisotropic subsurface imaging.

OUTLOOK
         The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

         Bob Peebler stated, "We have already seen significant improvement in our land division and expect to close approximately $20 million in VectorSeis sales for the full year 2003. We also have a pipeline of identified opportunities for VectorSeis, both on land and on the ocean bottom, for next year and our goal is to at least double VectorSeis revenues next year."

         Brad Eastman, Chief Administrative Officer, commented, "Based on our current backlog and our improved cost structure, we are expecting fourth quarter revenue of $40 - $50 million and a gross margin in the mid twenty percent range. Our goal is still to break even in the fourth quarter, with an expected range for our earnings per diluted share of $(0.04) - $0.04."


Input/Output, Inc. is the major independent provider of seismic equipment and acquisition imaging technology for land, marine, and seabed applications. In addition, through its GMG/AXIS group, I/O offers specialty seismic processing services -

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including anisotropic velocity modeling - that allow oil companies to more accurately image subsurface features in petroleum reservoirs. The Company's technologies are applied in traditional 2D and 3D surveys along with rapidly growing areas like timelapse 4D reservoir monitoring and fullwave, multicomponent data acquisition. I/O has facilities in the USA, Canada, Europe, China and the Middle East. Additional information about Input/Output, Inc. is available at www.i-o.com, or via email at ir@i-o.com.


The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning capital outlays by E&P companies and seismic contractors, future VectorSeis revenues, and fourth quarter revenues, gross margin, and net income per share. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company's products and services and market acceptance of the Company's new and revised product offerings; risks associated with the Company's restructuring program; risks associated with competitor's product offerings and pricing pressures resulting there from; the Company's inability to produce products to preserve and increase market share; and technological and marketplace changes affecting the Company's product line. Additional risk factors which could affect actual results are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.

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                       INPUT/OUTPUT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                               SEPTEMBER 30,                         SEPTEMBER 30,
                                                   -----------------------------------       ------------------------------
                                                        2003                 2002                2003              2002
                                                   --------------       --------------       ------------      ------------
Net sales......................................    $       30,307       $       28,539       $    106,046      $     81,602
Cost of sales..................................            24,836               24,767             88,595            68,384
                                                   --------------       --------------       ------------      ------------
         Gross profit..........................             5,471                3,772             17,451            13,218
                                                   --------------       --------------       ------------      ------------

Operating expenses:
   Research and development....................             4,458                6,750             14,931            22,438
   Marketing and sales.........................             3,015                2,625              8,851             7,930
   General and administrative..................             4,359                5,366             13,786            14,702
   Amortization of intangibles.................               252                  370                801             1,007
   Impairment of long-lived assets.............                 -                5,870              1,120             5,870
   Goodwill impairment.........................                 -               15,122                  -            15,122
                                                   --------------       --------------       ------------      ------------
          Total operating expenses.............            12,084               36,103             39,489            67,069
                                                   --------------       --------------       ------------      ------------
Loss from operations...........................            (6,613)             (32,331)           (22,038)          (53,851)

Interest expense...............................              (954)              (1,247)            (3,142)           (1,743)
Interest income................................               428                  511              1,544             1,755
Fair value adjustment of warrant obligation....             1,829                2,345                988             2,345
Impairment of investment.......................                 -                    -             (2,036)                -
Other income (expense).........................               357                 (521)             1,057              (864)
                                                   --------------       --------------       ------------      ------------
Loss before income taxes.......................            (4,953)             (31,243)           (23,627)          (52,358)
Income tax (benefit) expense...................              (133)                 157                158            60,997
                                                   --------------       --------------       ------------      ------------
Net loss.......................................            (4,820)             (31,400)           (23,785)         (113,355)
Preferred dividend.............................                 -               (1,987)                 -               947
                                                   --------------       --------------       ------------      ------------
Net loss applicable to common shares...........    $       (4,820)      $      (29,413)      $    (23,785)     $   (114,302)
                                                   ==============       ==============       ============      ============

Basic loss per common share....................    $        (0.09)      $        (0.58)      $      (0.46)     $      (2.24)
                                                   ==============       ==============       ============      ============
Weighted average number of
   common shares outstanding...................         51,235,269           51,090,776         51,219,179       50,985,098
                                                   ==============       ==============       ============      ============

Diluted loss per common share..................    $        (0.09)      $        (0.58)      $      (0.46)     $      (2.24)
                                                   ==============       ==============       ============      ============
Weighted average number of  diluted common
   shares outstanding..........................        51,235,269           51,090,776         51,219,179        50,985,098
                                                   ==============       ==============       ============      ============

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                       INPUT/OUTPUT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                           SEPTEMBER 30,
                                                                               2003              DECEMBER 31,
                                                                           (UNAUDITED)              2002
                                                                          --------------        -------------
                                ASSETS
Current assets:
   Cash and cash equivalents......................................        $       29,132        $      77,144
   Restricted cash................................................                   441                  247
   Accounts receivable, net.......................................                29,924               18,745
   Current portion notes receivable, net..........................                11,814                6,137
   Inventories....................................................                52,183               50,010
   Prepaid expenses and other current assets......................                 3,245                3,136
                                                                          --------------        -------------
           Total current assets...................................               126,739              155,419
Notes receivable..................................................                 5,753               12,057
Net assets held for sale..........................................                 3,267                    -
Property, plant and equipment, net................................                27,688               39,255
Goodwill, net.....................................................                35,025               33,758
Other assets, net.................................................                 7,592                7,956
                                                                          --------------        -------------
           Total assets...........................................        $      206,064        $     248,445
                                                                          ==============        =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable and current maturities of long-term debt.........        $       19,260        $      2,142
   Accounts payable...............................................                16,458              18,927
   Accrued expenses...............................................                15,691              17,210
   Warrant obligation.............................................                 1,212               2,200
                                                                          --------------        -------------
           Total current liabilities..............................                52,621              40,479
Long-term debt, net of current maturities.........................                18,972              51,430
Other long-term liabilities.......................................                 4,897               5,199
Stockholders' equity:
   Common stock...................................................                   521                 519
   Additional paid-in capital.....................................               296,139             296,002
   Accumulated deficit............................................              (160,319)           (136,534)
   Accumulated other comprehensive loss...........................                  (573)             (2,380)
   Treasury stock.................................................                (5,826)             (5,929)
   Unamortized restricted stock compensation.......................                 (368)               (341)
                                                                          --------------        -------------
           Total stockholders' equity.............................               129,574             151,337
                                                                          --------------        -------------
           Total liabilities and stockholders' equity.............        $      206,064        $    248,445
                                                                          ==============        =============

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                     CALCULATION OF EBIT AND ADJUSTED EBITDA
                               (NON-GAAP MEASURES)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or earnings (loss) per share calculated under generally accepted accounting principals (GAAP). The calculation of adjusted EBITDA shown below is based upon amounts derived from the company's financial statements prepared in conformity with GAAP.

                                                         THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                           SEPTEMBER 30,                          SEPTEMBER 30,
                                                 -----------------------------------   -----------------------------------
                                                      2003               2002               2003                 2002
                                                 --------------     -------------      --------------        -------------
Loss before income taxes.......................  $       (4,953)    $     (31,243)     $      (23,627)       $     (52,358)
Interest expense...............................             954             1,247               3,142                1,743
Interest income................................            (428)             (511)             (1,544)              (1,755)
                                                 --------------     -------------      --------------        -------------
Earnings before net interest
    expense and taxes (EBIT)...................          (4,427)          (30,507)            (22,029)             (52,370)
Fair value adjustment of warrant obligation....
                                                         (1,829)           (2,345)               (988)              (2,345)
Impairment of investment.......................               -                 -               2,036                    -
Total depreciation and amortization expense....
                                                          2,484             3,405               9,093                9,424
                                                 --------------     -------------      --------------        -------------
Adjusted earnings before net interest
   expense, taxes, depreciation and
   amortization (adjusted EBITDA)..............  $       (3,772)    $     (29,447)     $      (11,888)       $     (45,291)
                                                 ==============     =============      ==============        =============